UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 31, 2006
ALTRIA GROUP, INC.
(Exact name of registrant as specified in its charter)

Virginia	1-8940	13-3260245
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

120 Park Avenue, New York, New York	10017-5592
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:      (917) 663-4000
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On March 31, 2006, Altria Group, Inc. (“Altria”) entered into a senior unsecured 364-day revolving credit agreement (the “364-Day Agreement”) with the lenders named therein and JPMorgan Chase Bank, N.A. and Citibank N.A., as administrative agents. The 364-Day Agreement provides for borrowings up to an aggregate principal amount of $1.0 billion and expires on March 30, 2007. Interest rates on borrowings under the new facility will be based on prevailing interest rates as described in the 364-Day Agreement.
The 364-Day Agreement replaces Altria’s existing $1.0 billion 364-day revolving credit agreement, which was to expire on April 14, 2006. Altria’s 5-year revolving credit agreement dated April 15, 2005 (the “5-Year Agreement” and, together with the 364-Day Agreement, the “Credit Agreements”) will remain in place.
The 364-Day Agreement will be used for general corporate purposes and to support Altria’s commercial paper issuances. The 364-Day Agreement requires the maintenance of an earnings to fixed charges ratio, as defined in the agreements, of not less than 2.5 to 1.
At March 31, 2006, Altria had no borrowings outstanding under the Credit Agreements.
Some of the lenders under the agreements and their affiliates have various relationships with Altria and its subsidiaries involving the provision of financial services, including cash management, investment banking and trust services. In addition, Altria and some of its subsidiaries have entered into foreign exchange and other derivative arrangements with certain of the lenders and their affiliates.
The description above is a summary and is qualified in its entirety by the 364-Day Agreement, which is filed as Exhibit 10.1 to this report.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information described above under “Item 1.01. Entry into a Material Definitive Agreement” is hereby incorporated by reference.
Item 9.01. Financial Statements and Exhibits.
(c) Exhibits
10.1	$1.0 Billion 364-Day Revolving Credit Agreement dated as of March 31, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALTRIA GROUP, INC.
By:	/s/ G. PENN HOLSENBECK
	Name:	G. Penn Holsenbeck
	Title:	Vice President, Associate General Counsel and Corporate Secretary

     DATE: March 31, 2006

INDEX TO EXHIBITS

Exhibit
No.	Description

10.1	$1.0 Billion 364-Day Revolving Credit Agreement dated as of March 31, 2006.